Exhibit 99.1

Form 3 Joint Filer Information

Name:	Jákup á Dul Jacobsen

Address:	Smaratorgi 1 201 Kópavogi Republic of Iceland 104

Designated Filer:	Lagerinn ehf

Issuer & Ticker Symbol:	Cost Plus, Inc. (CPWM)

Date of Event Requiring Statement:	11/01/07

Signature:	By: /s/ Jákup á Dul Jacobsen